EXHIBIT 10.1

CITIZENS & NORTHERN CORPORATION

2023 EQUITY INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK AGREEMENT

RESTRICTED STOCK AGREEMENT dated as of the 19th day of June 2026, by and between Citizens & Northern Corporation (the "Corporation") and William F. Van Sant III, an employee of the Corporation or of a subsidiary (the "Recipient").

Pursuant to the Citizens & Northern Corporation 2023 Equity Incentive Plan (the "Plan"), the Compensation Committee of the Board of Directors (the "Committee") has determined that the Recipient is to be granted, on the terms and conditions set forth herein, _6,861_ Restricted Shares of the Corporation's common stock ("Stock”) and the Corporation hereby grants such Restricted Shares to the Recipient effective as of the date of this Restricted Stock Agreement.

1.	Number of Shares and Price. The Restricted Stock subject to this Restricted Stock Agreement consists of 6,861 shares of Stock, granted effective as of the date of this Restricted Stock Agreement for no purchase price, and subject to the transfer, forfeiture and other restrictions, conditions and terms set forth in the Plan and this Restricted Stock Agreement, including restrictions on transfer and substantial risks of forfeiture within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the "Code").

2.	Rights of Recipient. Except as otherwise provided in the Plan or the Restricted Stock Agreement, the Recipient shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon provided, however, that dividends payable with respect to Restricted Stock Awards (whether paid in cash or shares of Stock) shall be subject to the same vesting conditions applicable to the Restricted Stock and shall, if vested, be delivered or paid at the same time as the restrictions on the Restricted Stock to which they relate lapse. Also, during the time period of any restrictions, conditions or terms applicable to such Restricted Stock, the shares thereof and the right to vote the same and receive dividends thereon shall not be sold, assigned, transferred, exchanged, pledged, hypothecated, encumbered or otherwise disposed of except as permitted by the Plan or the Restricted Stock Agreement.

3.	Holding of Restricted Shares. Restricted Shares may be evidenced either by one or more certificates or by book-entry registration, in each case in a manner determined by the Corporation. Any certificate for Restricted Shares shall be deposited with the Secretary of the Corporation, or such other custodian designated by the Corporation, and shall bear a legend in substantially the following form and content:

          This Certificate and the shares of Stock hereby represented are subject to the provisions of the Corporation’s 2023 Equity Incentive Plan and a certain agreement entered into between the owner and the Corporation pursuant to said Plan. The release of this Certificate and the shares of Stock hereby represented from such provisions shall occur only as provided by said Plan and Agreement, copies of which are on file in the office of the Secretary of the Corporation.

         Upon the lapse or satisfaction of the restrictions, conditions and terms applicable to such Restricted Shares, any legend applicable to certificated shares shall be removed and, if the Restricted Shares are maintained in book-entry form, the Corporation shall cause the applicable restrictions or notations to be removed from the Recipient’s account.

4.	Release and Lapse of Restricted Shares. The restrictions applicable to the Restricted Shares awarded under this Restricted Stock Agreement shall lapse, and the corresponding shares together with any dividends that have become vested pursuant to Section 2 shall be delivered, as follows: (a) one-half of the total shares shall vest and be delivered on May 26, 2028, and (b) one-half of the total shares shall vest and be delivered on May 25, 2029. Delivery may be made in certificate form or by book-entry registration, and the Corporation may require that any vested dividends be paid or delivered at the same time and in the same form as the related vested Restricted Shares.

5.	Effect of Termination of Service. For purposes of this Section 5, the terms "Termination of Service" and "Disability" are defined in Article 8 of the Plan. Upon Termination of Service by reason of Disability or death, all Restricted Shares awarded under this Restricted Stock Agreement that have not previously vested shall vest as of the date of Termination of Service.

Upon the Recipient’s Termination of Service for any reason other than Disability or death, any Restricted Shares awarded under this Restricted Stock Agreement that have not vested as of the date of Termination of Service shall expire and be forfeited. Notwithstanding the foregoing, if a Change in Control occurs and the Restricted Shares vest pursuant to Section 7, Section 7 shall control with respect to the vesting of such Restricted Shares.

6.	Non-Transferability of Restricted Stock. The Restricted Stock and this Restricted Stock Agreement shall not be transferable.
7.	Change in Control. If a Change in Control, as defined in Section 4.2 of the Plan, occurs, all Restricted Shares that remain unvested immediately prior to such Change in Control shall become fully vested immediately upon such Change in Control.

8.	Notices. Any notice required or permitted under this Restricted Stock Agreement shall be in writing and shall be deemed given when delivered personally, when sent by nationally recognized overnight courier, or when deposited in a United States Post Office, postage prepaid, addressed, in the case of the Recipient, to the Recipient at the address reflected in the Corporation’s records as the Recipient’s last known address, and, in the case of the Corporation, to its principal executive office, attention of the Secretary, or to such other address as either party may designate by notice to the other.

9.	Failure to Enforce Not a Waiver. The failure of the Corporation to enforce at any time any provision of this Restricted Stock Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
10.	Governing Law. This Restricted Stock Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.
11.	Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Stock and this Restricted Stock Agreement are subject to all terms and conditions of the Plan.

12.   Tax Withholding; Compliance with Law. The Corporation shall have the right to withhold from any compensation or other amounts owing to the Recipient, or to require the Recipient to remit to the Corporation, an amount sufficient to satisfy any federal, state, local or foreign tax withholding requirements arising in connection with the Restricted Shares or any dividends related thereto. The Corporation may, to the extent permitted by the Plan, satisfy such withholding requirements by withholding shares of Stock otherwise deliverable to the Recipient. The grant, vesting and delivery of the Restricted Shares shall in all events be subject to the Plan and to compliance with applicable law, securities exchange requirements and such other administrative procedures as the Corporation may reasonably require.

13.	Amendments. This Restricted Stock Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Agreement on the day and year first above written.

,

By

/s/ J. Bradley Scovill
J. Bradley Scovill – President & CEO

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Restricted Stock Agreement and to all the terms and provisions of the Citizens & Northern Corporation 2023 Equity Incentive Plan herein incorporated by reference.

/s/ William F. Van Sant III
William F. Van Sant III, Recipient